Exhibit 99.1

For Immediate Release

For more information contact:	Shawn Severson
EnergyTech Investor
415-233-7094

or
David I. Rosenthal
UQM Technologies, Inc.
303-682-4900

UQM Technologies Reports Fourth Quarter and

Fiscal Year 2016 Operating Results

LONGMONT, COLORADO, JUNE 7, 2016 - UQM TECHNOLOGIES, INC. (NYSE MKT: UQM), a developer of alternative energy technologies, today announced operating results for the fourth quarter and fiscal year ended March 31, 2016. Total revenue for the quarter was $1.5 million compared to $1.0 million in the fourth quarter last year. Net loss for the fourth quarter was $931,000, or $0.01 per common share. This compares to a net loss of $1.3 million, or $0.04 per common share for the same period last year.

For the year ended March 31, 2016, total revenue grew 32% to $5.3 million compared to $4.0 million in the prior year. Net loss was $6.9 million, or $0.16 per common share versus $6.0 million, or $0.15 per common share in the year ended March 31, 2015. As of March 31, 2016, cash was $7.0 million.

“Fourth quarter revenue grew 44% over the same quarter last year, reflecting increases in our North American base business as we continue to see growth with our existing customers and  take advantage of new applications for our electric propulsion systems,” said Joe Mitchell, UQM Technologies’ President and Chief Executive Officer. ”We are still focusing on our strategic business development in China where we see the greatest opportunity for our offerings at present. We are making significant inroads into this market as customers recognize the clear advantages of our products."

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss operating results for the quarter and year ended March 31, 2016. To attend the conference call, please dial 1-888-241-0326 approximately ten minutes before the conference is scheduled to begin and provide the passcode “9402118” to access the call. International

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

callers should dial 1-647-427-3411. For anyone who is unable to participate in the conference, a recording will be available for 7 days beginning at 6:30 p.m. Eastern Time today. To access the playback call 1-855-859-2056 and enter replay code “9402118#”. International callers should dial +1-404-537-3406.

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators, power electronic controllers and fuel cell compressors for the commercial truck, bus, automotive, marine, military and industrial markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is TS 16949 and ISO 14001 certified and located in Longmont, Colorado. For more information, please visit www.uqm.com.

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations; including those plans, beliefs and expectations of our management with respect to, among other things, gaining required certifications, new product developments, future orders to be received from our customers, sales of products from inventory, future financial results, liquidity, and the continued growth of the electric-powered vehicle industry. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our annual report on Form 10-K for the fiscal year ended March 31, 2016 filed today, which is available through our website at www.uqm.com  or at www.sec.gov.

Source: UQM Technologies, Inc.

###Tables Attached###

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Operations

	Quarter Ended March 31,		Year Ended March 31,
	2016	2015	2016	2015
	(unaudited)	(unaudited)
Revenue:
Product sales	$1,218,797	$954,493	$4,592,852	$3,218,616
Contract services	285,493	89,289	713,947	797,128
	1,504,290	1,043,782	5,306,799	4,015,744
Operating costs and expenses:
Costs of product sales	809,834	778,532	3,343,508	2,101,610
Costs of contract services	303,441	130,236	659,244	798,038
Research and development	684,346	913,771	3,459,746	1,131,159
Production engineering	-	179,683	-	3,406,923
Reimbursement of costs under DOE grant	-	(88,439)	-	(1,901,109)
Selling, general and administrative	1,232,8931,232,8931,232893	1,303,764	5,406,628	5,337,795
Recovery of impaired assets	(585,800)		(585,800)
Loss on disposal of long-lived asset		1,219		1,219
	2,444,714	3,218,766	12,283,326	10,875,635

Loss before other income	(940,424)	(2,174,984)	(6,976,527)	(6,859,891)

Other income:
Interest income	3,882	182	8,122	12,306
Other	5,625	858,488	30,054	859,055
	9,507	858,670	38,176	871,361

Net loss	$(930,917)	$(1,316,314)	$(6,938,351)	$(5,988,530)

Net loss per common share - basic and diluted	$(0.01)	$(0.04)	$(0.16)	$(0.15)
Weighted average number of shares
of common stock outstanding -
basic and diluted	48,327,219	39,999,984	43,574,137	39,940,795

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

	Fiscal Year Ended March 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$7,030,230	$6,585,703
Accounts receivable	481,404	522,417
Other receivable	-	855,000
Costs and estimated earnings in excess of billings on uncompleted contracts	60,296	49,917
Inventories	2,271,271	9,354,053
Prepaid expenses and other current assets	272,597	266,448
Total current assets	10,115,798	17,633,538

Property and equipment, at cost:
Land	1,683,330	1,683,330
Building	4,516,301	4,516,301
Machinery and equipment	7,089,332	7,037,200
	13,288,963	13,236,831
Less accumulated depreciation	(7,241,769)	(6,410,242)
Net property and equipment	6,047,194	6,826,589

Patent costs, net of accumulated amortization of $916,960 and $895,227, respectively	249,414	239,043

Trademark costs, net of accumulated amortization of $77,514 and $73,018, respectively	98,327	102,823

Noncurrent inventories	6,840,170	-

Total assets	$23,350,903	$24,801,993

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$364,841	$398,568
Other current liabilities	985,435	1,544,971
Billings in excess of costs and estimated earnings on
uncompleted contracts	-	84,444
Total current liabilities	1,350,276	2,027,983

Other long-term liabilities	288,889	445,024

Total liabilities	1,639,165	2,473,007

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 75,000,000 and 50,000,000 shares authorized; 48,330,286 and 39,999,984 shares
issued and outstanding, respectively	483,303	400,000
Additional paid-in capital	128,103,861	121,866,061
Accumulated deficit	(106,875,426)	(99,937,075)
Total stockholders’ equity	21,711,738	22,328,986
Total liabilities and stockholders’ equity	$23,350,903	$24,801,993

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UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901